Exhibit 3.1

CERTIFICATE OF AMENDMENT TO STATEMENT OF DESIGNATION

OF THE

SERIES C CONVERTIBLE REDEEMABLE PREFERRED STOCK OF

RADNOSTIX INC.

(Pursuant to Sections 21.155, 21.156, and 21.364 of the Texas Business Organizations Code)

RADNOSTIX INC. (File No. 137545000), a corporation organized under the Texas Business Corporation Act and existing under the Texas Business Organizations Code (the “Company”), in accordance with the provisions of Sections 21.155, 21.156 and 21.364 thereof, DOES HEREBY CERTIFY:

A.    That, pursuant to the authority conferred upon the Board of Directors by the majority vote of all of the outstanding shares of Series C Convertible Redeemable Preferred Stock, the Board of Directors adopted the following resolution providing for an amendment to the Statement of Designation of the Series C Convertible Redeemable Preferred Stock:

RESOLVED, that, pursuant to the authority vested in the Board of Directors by the majority vote of all outstanding shares of Series C Convertible Redeemable Preferred Stock, the Statement of Designation of the Series C Convertible Redeemable Preferred Stock, filed with the Texas Secretary of State on February 17, 2017 (as amended by the Certificates of Amendment of the Statement of Designation of the Series C Convertible Redeemable Preferred Stock filed with the Texas Secretary of State on February 16, 2022 and December 28, 2022 and October 1, 2024), shall be further amended as follows:

1. Section 9.1(a) is amended and restated in its entity as follows:

“(a) All outstanding and unconverted shares of Series C Preferred Stock on February 28, 2028 (the “Maturity Date”) shall be redeemed by the Company pursuant to this Section 9.1 at a price per share equal to the Original Purchase Price (the “Mandatory Redemption”). The Mandatory Redemption shall be payable in cash or by delivery of shares of Common Stock, at the option of the Holder subject to the provisions set forth in this Section 9.1, on or prior to ten (10) Business Days after the Maturity Date.”

B.	That the above resolution was adopted by all necessary action on the part of the Company.

* * * *

IN WITNESS WHEREOF, this Certificate of Amendment is executed on behalf of the Company on this 14th day of May, 2026.

                               RADNOSTIX INC.

                                                By: /s/ Shahe Bagerdjian

                                        Name: Shahe Bargerdjian

                                              Title: Chief Executive Officer